Exhibit 4.12
EXECUTION VERSION

NATIONSTAR SERVICER ADVANCE RECEIVABLES TRUST 2013-BOFA
as Issuer
and
WELLS FARGO BANK, N.A.,
as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary
and
NATIONSTAR MORTGAGE LLC,
as Administrator and as Servicer
and
BANK OF AMERICA, N.A.,
as Administrative Agent

__________

SERIES 2013-VF1
INDENTURE SUPPLEMENT
Dated as of July 1, 2013
to
INDENTURE
Dated as of July 1, 2013
__________
ADVANCE RECEIVABLES BACKED NOTES,
SERIES 2013-VF1

-i-

THIS SERIES 2013-VF1 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of July 1, 2013, is made by and among NATIONSTAR SERVICER ADVANCE RECEIVABLES TRUST 2013-BOFA, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), WELLS FARGO BANK, N.A., a national banking association, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (“Nationstar”), as Administrator on behalf of the Issuer, as Servicer under the Designated Servicing Agreements, and BANK OF AMERICA, N.A. (“BANA”), as Administrative Agent (as defined below). This Indenture Supplement relates to and is executed pursuant to that certain Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of July 1, 2013, among the Issuer, the Servicer, the Administrator and the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, and BANA, as Administrative Agent, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).
Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.
PRELIMINARY STATEMENT
The Issuer has duly authorized the issuance of a Series of Notes, the Series 2013-VF1 Notes (the “Series 2013-VF1 Notes”). The parties are entering this Indenture Supplement to document the terms of the issuance of the Series 2013-VF1 Notes pursuant to the Base Indenture, which provides for the issuance of Notes in multiple series from time to time.
Section 1.    Creation of Series 2013-VF1 Notes.

There are hereby created, effective as of the Issuance Date, the Series 2013-VF1 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, to be known as “Nationstar Servicer Advance Receivables Trust 2013-BofA 2013-VF1 Advance Receivables Backed Notes, Series 2013-VF1 Notes.” The Series 2013-VF1 Notes shall not be subordinated to any other Series of Notes. The Series 2013-VF1 Notes are issued in one (1) Class of Variable Funding Notes (Class A-VF1) (the “Series 2013-VF1 Variable Funding Notes”), with the Initial Note Balances, Maximum VFN Principal Balances, if applicable, Stated Maturity Dates, Revolving Period, Note Interest Rates, Expected Repayment Dates and other terms as specified in this Indenture Supplement, to be known as the Advance Receivables Backed Notes, Series 2013-VF1. The Series 2013-VF1 Notes shall be secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2013-VF1 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 2.    Defined Terms.

With respect to the Series 2013-VF1 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:
“Administrative Agent” means, for so long as the Series 2013-VF1 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, BANA, or an Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, BANA and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates” means, on any date of determination with respect to each Receivable related to any Class of Series 2013‑VF1 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth in the table below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator; provided, that

(i)    in the event that the Servicer's rating (however indicated by S&P, Moody's or Fitch) assigned by S&P, Moody's or Fitch is either withdrawn by any of S&P, Moody's or Fitch, as applicable, or downgraded by S&P, Moody's or Fitch below any of the following categories: (i) “Average” with respect to the applicable party's rating as a Residential Subprime Loan Servicer by S&P, (ii) “SQ3” with respect to the applicable party's rating as a Primary Servicer of Subprime Residential Mortgages by Moody's, or (iii) “RPS3” with respect to the applicable party's rating as a Residential Subprime Loan Servicer by Fitch, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth in the table below prior to such ratings reduction minus 5.00% for so long as such subprime servicer rating is below any of the levels specified above;

(ii)     the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable;

(iii)    on and after April 18, 2014 but prior to May 18, 2014, (x) if the VFN balance is less than 60% of the Initial VFN Maximum Note Balance, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth in the table below minus 1.00%, or (y) if the VFN balance is 60% or more of the Initial VFN Maximum Note Balance, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth in the table below minus 3.00%;

(iv)    on and after May 18, 2014 but prior to June 18, 2014, (x) if the VFN balance is less than 50% of the Initial VFN Maximum Note Balance, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth in the table below minus 2.00%, or (y) if the VFN balance is 50% or more of the Initial VFN Maximum Note Balance, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth in the table below minus 6.00%; and

(v)    on and after June 18, 2014, (x) if the VFN balance is less than 40% of the Initial VFN Maximum Note Balance, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth in the table below minus 3.00%, or (y) if the VFN balance is 40% or more of the Initial VFN Maximum Note Balance, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth in the table below minus 9.00%.

Class A-VF1
Advance Type / Type of Advance	Advance Rate
Non-Judicial P&I Advances	90%
Judicial P&I Advances	90%
Non-Judicial Deferred Servicing Fees	85%
Judicial Deferred Servicing Fees	85%
Non-Judicial Escrow Advances	90%
Judicial Escrow Advances	90%
Non-Judicial Corporate Advances	90%
Judicial Corporate Advances	90%
“Advance Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the Stressed Nonrecoverable Advance Amount of all Mortgage Loans (other than any Mortgage Loans that generate Receivables that are Loan-Level Receivables, any Mortgage Loans that generate Receivables that are Second Lien Receivables or any Mortgage Loans that are attributable to Small Threshold Servicing Agreements) serviced pursuant to the related Designated Servicing Agreement on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans serviced pursuant to the related Designated Servicing Agreement.

“Advance to UPB Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), of (i) the aggregate dollar amount of Advances as of such date that have not been reimbursed to the Servicer arising under the related Designated Servicing Agreement over (ii) the aggregate unpaid principal balance of all Mortgage Loans that are not Delinquent serviced pursuant to the related Designated Servicing Agreement as of such date.

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate on such date and (ii) the Federal Funds Rate on such date plus 0.50%.
“Cash Equivalents” means  (a) Securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 unless otherwise approved by the Administrative Agent in writing in its sole discretion, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P‑1 or the equivalent thereof by Moody's and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Class A-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class A-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Committed Purchaser” means BANA, and its successors and assigns.

“Corporate Trust Office” means the principal corporate trust offices of the Indenture Trustee at which at any particular time its corporate trust business with respect to the Issuer shall be administered, which offices at the Closing Date are located at (i) for Note transfer purposes, Wells Fargo Center, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attention: Corporate Trust Services, Nationstar Servicer Advances Receivables Trust 2013-BofA, and (ii) for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Corporate Trust Services, Nationstar Servicer Advances Receivables Trust 2013-BofA.

“Cost of Funds Rate” means, for any day of any Interest Accrual Period, a per annum rate equal to: for any VFN Noteholder, (x) if a Eurodollar Disruption Event has occurred and is continuing, the Base Rate or (y) otherwise, One-Month LIBOR.

“Default Rate” means, with respect to any Interest Accrual Period, for each Class of Notes, the then applicable Note Interest Rate (without regard to either (x) the proviso in the definition of “Note Interest Rate” in the Base Indenture or (y) the application of the Default Step-Up Margin or the Step-Up Margin pursuant to the definition of “Note Interest Rate”) plus the Default Step-Up Margin.

“Default Step-Up Margin” means, 3.00% per annum.

“Delinquent” means for any Mortgage Loan, any Monthly Payment due thereon is not made by the close of business on the day such Monthly Payment is required to be paid and remains unpaid for more than thirty (30) days.

“Derivative Account” means the segregated non-interest bearing trust account, which shall be an Eligible Account, established and maintained pursuant to Section 18 hereof and entitled “Wells Fargo Bank, N.A., as Indenture Trustee for the Nationstar Servicer Advance Receivables Trust 2013-BofA Advance Receivables Backed Notes, Derivative Account”. The Derivative Account is a Trust Account.

“Derivative Agreement” means the interest rate hedging agreement entered into on or about the Issuance Date designated by the Administrative Agent and either the Issuer or the Administrator as the “Derivative Agreement” for purposes hereof and any replacement therefor in accordance with such agreements and the terms thereof.

“Derivative Counterparty” means the hedge provider under the Derivative Agreement.

“Derivative Payment Amount” means, with respect to any Payment Date or Interim Payment Date, the aggregate amounts payable to the Derivative Counterparty pursuant to the Derivative Agreement.

“Derivative Proceeds” means, with respect to any Payment Date, the aggregate amount deposited into the Derivative Account from the Derivative Counterparty pursuant to the Derivative Agreement.

“Eurodollar Disruption Event” means, with respect to any of the Series 2013-VF1 Variable Funding Notes held by the Committed Purchasers, any of the following: (i) a good faith determination by any Noteholder of the Series 2013-VF1 Variable Funding Notes that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) for such Noteholder to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes during any Interest Accrual Period, (ii) a good faith determination by any Noteholder of the Series 2013-VF1 Variable Funding Notes that the interest rates offered on deposits of United States dollars to such Noteholder in the London interbank market does not accurately reflect the cost to such Noteholder of purchasing, funding or maintaining any portion of the Note Balances of such Notes during any Interest Accrual Period, or (iii) the inability of any Noteholder of the Series 2013-VF1 Variable Funding Notes to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes for such Interest Accrual Period.

“Expected Repayment Date” means for each Class of the Series 2013-VF1 Notes, June 30, 2014, as such date may be extended from time to time pursuant to Section 7 hereof.

“Expense Rate” means, as of any date of determination, with respect to the Series 2013-VF1 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the

Series 2013-VF1 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2013-VF1 Notes at the close of business on such date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“Fee Letter” means that certain Fee Letter Agreement, dated July 1, 2013, among the Administrative Agent, as the sole lead arranger with respect to the Series 2013-VF1 Notes, the Administrator, the Servicer and the Issuer.

“Financial Covenants” means the tests set forth below:

(i) Minimum Tangible Net Worth: The Servicer shall maintain Tangible Net Worth of not less than the sum of (i) $350,000,000 plus (ii) (A) the product of (x) two (2) and (y) the aggregate amount of proceeds received by Servicer in connection with an issuance of equity interests in Servicer from and after January 1, 2013 divided by (B) three (3) as of the last day of each calendar quarter.

(ii) Minimum Liquidity: the Servicer shall maintain Liquidity of at least $45,000,000 as of the last Business Day of each calendar month.

(iii) The Servicer's Total Liabilities to Tangible Net Worth at any time shall be less than or equal to 9:1 as of the last day of any quarter.

(iv) Operating Income: Servicer shall show positive pre-tax Operating Income, on a rolling six-month basis.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Increased Costs Limit” means for each Noteholder of a Series 2013-VF1 Variable Funding Note, such Noteholder's pro rata percentage (based on the Note Balance of such Noteholder's Series 2013-VF1 Variable Funding Notes) of 0.10% of the average aggregate Note Balance for all Classes of Series 2013-VF1 Variable Funding Notes Outstanding for any twelve-month period.

“Initial Note Balance” means, for any Note or for any Class of Notes, the Note Balance of such Note upon issuance, or, on the Issuance Date in the case of the Class A-VF1: $2,000,000,000. For the avoidance of doubt, the requirement for minimum bond denominations in Section 6.2 of the Base Indenture shall not apply in the case of the Series 2013-VF1 Notes.

“Initial Payment Date” means August 15, 2013.

“Initial VFN Maximum Note Balance” means $2,000,000,000.

“Interest Accrual Period” means, for the Series 2013-VF1 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date with respect to any Class, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2013-VF1 Notes on any Payment Date shall be determined based on the actual number of days in the Interest Accrual Period.

“Interest Day Count Convention” means with respect the Series 2013-VF1 Notes, the actual number of days in the related Interest Accrual Period divided by 360.

“Interim Payment Date” means, with respect to the Series 2013-VF1 Notes, up to six dates each calendar month provided that the Issuer provides the Noteholders of the Series 2013-VF1 Notes and the Indenture Trustee at least two (2) Business Days' prior notice, or if any such date is not a Business Day, the next succeeding Business Day to the extent any such day occurs during the Revolving Period, and any other date otherwise agreed to between the Issuer and the Noteholders of the Series 2013-VF1 Notes.

“Issuance Date” means the date of the satisfaction of the Initial Funding Conditions.

“LIBOR” has the meaning assigned such term in Section 8 of this Indenture Supplement.

“LIBOR Determination Date” means for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.

“Limited Funding Date” means any Business Day that is not a Payment Date or Interim Payment Date, at a time when no Facility Early Amortization Event shall have occurred and shall be continuing, which date is designated by the Administrator on behalf of the Issuer to the Indenture Trustee and the Administrative Agent in writing no later than 9:00 a.m. Eastern Time two (2) Business Days prior to such date; provided, that the Administrator shall have delivered a Funding Certification in accordance with Section 4.3(a) of the Indenture for such date, and provided, further that no fundings may be made under a Variable Funding Note on such date and no payments on any Notes shall be made on such date; provided, further, that no more than five (5) Limited Funding Dates may be designated by the Administrator on behalf of the Issuer in any calendar month.

“Liquidity” means, as of any date of determination, the sum of (i) Servicer's cash, (ii) Servicer's Cash Equivalents and (iii) the aggregate amount of unused committed capacity available to Servicer (taking into account applicable haircuts) under mortgage loan warehouse and servicer advance facilities (other than the repurchase facility provided under the Amended and Restated Master Repurchase Agreement dated as of October 21, 2010, between Bank of America, N.A. and Nationstar Mortgage, as amended from time to time) for which Servicer has unencumbered eligible collateral to pledge thereunder.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Low Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $1,000,000 but less than $10,000,000, or (ii) that relates to at least 15 but fewer than 50 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Market Value” means, with respect to the Mortgaged Property securing a Mortgage Loan or any REO Property, the market value of such property (determined by the Servicer in its reasonable good faith discretion, which shall be by reference to the most recent value received by the Servicer with respect to such Mortgaged Property or REO Property in accordance with its servicing policies, if available) or the appraised value of the Mortgaged Property obtained in connection with the origination of the related Mortgage Loan, if no updated valuation has been required under the Servicer's servicing policies; provided, that the Market Value for any Mortgaged Property or REO Property shall be equal to $0 for (i) any Mortgage Loan that is related to a Designated Servicing Agreement for which ninety (90) days have passed since the related Designation Date without a valuation of the related Mortgaged Property that is less than six (6) months old or (ii) at any time after the 90th day following the related Designation Date, the Market Value for any Mortgaged Property or REO Property shall be equal to $0 for any Mortgage Loan that is (a) 60 or more days delinquent, (b) related to a Loan-Level Receivable, or (c) related to a Small Threshold Servicing Agreement, and in each case of (a) through (c), the related valuation is more than six (6) months old. Any valuation for purposes of this definition shall be established by the lesser of either an appraisal, broker's price opinion, the Servicer's automated valuation model or any other internal valuation methodology (including but not limited to HPI indexing utilized by the Servicer, which is consistent with the Servicer's servicing policies with respect to such Mortgaged Property or REO Property.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the lesser of (A) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such date and (B) the aggregate of the Receivable Balances of all Facility Eligible Receivables under such Designated Servicing Agreement on such date over (ii) the aggregate Market Value of the Mortgaged Properties and REO Properties for the Mortgage Loans serviced under such Designated Servicing Agreement on such date.

“Maximum VFN Principal Balance” means, for Class A-VF1, (i) initially, the Initial VFN Principal Balance, or, in the case of each such Class on any date, a lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent; provided, however, that, (i) if the VFN balance for Class A-VF1 has been reduced below 60% of the Initial VFN Maximum Note Balance on any date on or after

April 18, 2014 (or, if April 18, 2014 is not a Business Day, the next succeeding Business Day), the VFN thereafter may be drawn only up to 60% of the Initial VFN Maximum Note Balance, (ii) if the VFN balance for Class A-VF1 has been reduced below 50% of the Initial VFN Maximum Note Balance on any date on or after May 18, 2014 (or, if May 18, 2014 is not a Business Day, the next succeeding Business Day), the VFN thereafter may be drawn only up to 50% of the Initial VFN Maximum Note Balance, and (iii) if the VFN balance for Class A-VF1 has been reduced below 40% of the Initial VFN Maximum Note Balance on any date on or after June 18, 2014 (or, if June 18, 2014 is not a Business Day, the next succeeding Business Day), the VFN thereafter may be drawn only up to 40% of the Initial VFN Maximum Note Balance.

“Middle Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $10,000,000 but less than $25,000,000, or (ii) that relates to at least 50 but fewer than 125 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such calendar month by (ii) the Funded Advance Receivable Balance as of the close of business on the last day of such calendar month.

“Mortgage Loan-Level Market Value Ratio” means, as of any date of determination with respect to a Mortgage Loan or REO Property that is secured by a first lien on the related Mortgaged Property, the ratio (expressed as a percentage) of (x) the aggregate Receivable Balance of all Receivables outstanding with respect to such Mortgage Loan or REO Property on such date over (y) the Market Value of such Mortgaged Property or REO Property on such date.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (a) the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period and (b) all Derivative Proceeds in respect of such Payment Date, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Net Worth” means,  with respect to any Person, such Person's assets minus such Person's liabilities, each determined in accordance with GAAP.

“Note Interest Rate” means, with respect to any Interest Accrual Period for the Class A-VF1, the Senior Rate plus (i) following any Target Amortization Event, the Step-Up Margin or (ii) following any Facility Early Amortization, the Default Step-Up Margin. For the avoidance of doubt, the “Note Interest Rate” for the Series 2013-VF1 Notes is subject to the definition of “Note Interest Rate” in the Base Indenture.

“One-Month LIBOR” has the meaning assigned such term in Section 8 of this Indenture Supplement.

“Operating Income” means, for any period, the operating income of Servicer for such period as determined in accordance with GAAP; provided, that charges of up to a maximum aggregate amount of $15,000,000 which directly relate to Servicer's stock-based management equity plan shall be excluded from this calculation.
“Optional Extension Date” means each of March 1, June 1, September 1 and December 1 of each calendar year (or, if any such day is not a Business Day, the next succeeding Business Day), beginning on September 1, 2013.

“Prime Rate” means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.

“Redemption Percentage” means, for the Series 2013-VF1 Notes, 10%.

“Reference Banks” has the meaning assigned to such term in Section 8(b) of this Indenture Supplement.

“Regulatory Change” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Noteholder (or, for purposes of Section 9(a)(3), by any lending office of such Noteholder or by such Noteholder's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof.

“Reserve Interest Rate” has the meaning assigned to such term in Section 8 of this Indenture Supplement.

“Second-Lien Receivable” means a Receivable that arises under a Designated Servicing Agreement for which the related Advance or Deferred Servicing Fee relates to a Mortgage Loan or REO Property secured by a second lien.

“Senior Margin” means, for the Class A-VF1, initially, 2.50%. On April 18, 2014 and on the first of every month thereafter, there will be an additional twenty five basis point (0.25%) increase in the Senior Margin, such that the Senior Margin will be: (i) on and after April 18, 2014 but prior to May 18, 2014, 2.75%, (ii) on and after May 18, 2014 but prior to June 18, 2014, 3.00%, and (iii) on and after June 18, 2014, 3.25%.

“Senior Rate” means, for each Class of the Series 2013-VF1 Notes, (a) the Cost of Funds Rate plus (b) the Senior Margin for such Class.

“Series 2013-VF1 Note Balance” means the aggregate Note Balance of the Series 2013-VF1 Notes.

“Series Reserve Required Amount” means with respect to any Payment Date or Interim Payment Date, as the case may be, for the Series 2013-VF1 Notes, an amount equal to on any Payment Date or Interim Payment Date five (5) month's interest calculated at the applicable Senior Rate on the Note Balance of each Class of Series 2013-VF1 Notes as of such Payment Date or Interim Payment Date, as the case may be.

“Small Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance of less than $1,000,000, or (ii) that relates to fewer than 15 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Specified Liabilities” means accounts payable and any other GAAP liabilities of Servicer or any of its Subsidiaries reflected on their respective financial statements relating to those certain servicing advance reimbursement rights and deferred servicing fees purchased by Servicer from Bank of America, N.A. in connection with Servicer's acquisition of approximately $215,000,000,000 of residential mortgage servicing rights and certain other assets from Bank of America, N.A. on or about January 6, 2013.

“Stated Maturity Date” means for each Class of the Series 2013-VF1 Notes, June 30, 2014, as such date may be extended from time to time pursuant to Section 7 hereof.

“Step-Up Margin” means 3.00% per annum.

“Stressed Nonrecoverable Advance Amount” means, as of any date of determination, the sum of:

(i)for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property;

(ii)for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property; and

(iii)for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property; and

(iv)for all REO Properties, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related REO Property.

For the avoidance of doubt, this definition of “Stressed Nonrecoverable Advance Amount” shall not be applicable to Mortgage Loans attributable to Small Threshold Servicing Agreements or any Mortgage Loans that generate Receivables that are Loan-Level Receivables or Second-Lien Receivables.
“Stressed Time” means, as of any date of determination for any Class of Series 2013-VF1 Notes, the percentage equivalent of a fraction, the numerator of which is one (1), and the denominator of which equals the related Stressed Time Percentage for such Class times the Monthly Reimbursement Rate on such date, it being understood that the first three month period for which Stressed Time shall be calculated shall be the three-month period beginning on July 1, 2013.

“Stressed Time Percentage” means for Class A-VF1: 41.25%.

“Tangible Net Worth” means, as of any date of determination, (i) the net worth of such Person and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights or retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholders' equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.
“Target Amortization Amounts” means, for each Class of the Series 2013-VF1 Notes, (i) unless the Expected Repayment Date has occurred, 1/6 of the Note Balance at the close of business on the last day prior to a related Target Amortization Event and (ii) if the Expected Repayment Date has occurred, 100% of the Note Balance as of the close of business on the Expected Repayment Date.

“Target Amortization Event” for the Series 2013-VF1 Notes, means the earlier of (A) the related Expected Repayment Date or (B) the occurrence of any of the following conditions or events, which is not waived by 100% of the Noteholders of the Series 2013-VF1 Notes:

(i)on any Payment Date, beginning on the third Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two (2) preceding Payment Dates is less than five (5) times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of all Outstanding Notes during the related Monthly Advance Collection Period;

(ii)the occurrence of one or more Servicer Termination Events with respect to Designated Servicing Agreements representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Servicing Agreements then included in the Trust Estate, but not including any Servicer Termination Events that are solely due to the breach of one or more Collateral Performance Tests, a Servicer Ratings Downgrade;

(iii)as of the end of any month after the fourth (4th) month following the Closing Date (i.e., if the Closing Date occurs on June 30, 2013, beginning at the end of October 31, 2013) the Monthly Reimbursement Rate is less than 3.00%;

(iv)(A) the Verification Agent is terminated by the Seller, the Depositor or the Issuer prior to the selection and approval by the Administrative Agent (such approval not to be unreasonably withheld or delayed) of a successor Verification Agent and the assumption of the Verification Agent's duties by such successor verification agent or (B) upon the effective date of the resignation of the Verification Agent, failure to select and appoint a successor verification agent, subject to the approval by the Administrative Agent (such approval not to be unreasonable withheld or delayed), within thirty (30) days upon receipt of notice of such resignation;

(v)any failure by the Administrator to deliver any Determination Date Administrator Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of five (5) Business Days after a Responsible Officer of the Administrator shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure;

(vi)the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator shall breach or default in the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other Transaction Document in any material respect (subject to any cure period provided therein), other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Section 4(b) of the Receivables Sale Agreement or any payment default described in Section 8.1 of the Base Indenture, and any such default shall continue for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (b) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator; provided, that a breach of Section 6(b) of the Receivables Sale Agreement, or Section 7(b) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer or the Depositor, as applicable, from causing or permitting Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event;

(vii)if any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document (other than under Section 4(b) of the Receivables Sale Agreement) shall prove to have been breached in any material respect as of the time when the same shall have been made or deemed made, and continues uncured and unremedied for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (b) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, and would have a material adverse effect on the rights or interests of the Noteholders;

(viii)any person shall be appointed as Independent Manager of the Depositor without prior notice having been given to and without the written acknowledgement by the Administrative Agent that such person conforms, to the satisfaction of the Administrative Agent in its reasonable discretion, to the criteria set forth herein in the definition of “Independent Manager;” or

(ix)any Series or Class of Variable Funding Notes other than the Series 2013-VF1 Notes enters into a Target Amortization Period.

“Total Advances” means, with respect to any Mortgage Loan or REO Property on any date of determination, the sum of all outstanding amounts of all outstanding Advances related to Facility Eligible Receivables funded by the Servicer out of its own funds or funds (including Advances funded using Amounts Held for Future Distribution under the related Designated Servicing Agreement) and all outstanding Deferred Servicing Fees with respect to such Mortgage Loan or REO Property on such date.

“Total Liabilities” means, as of any date of determination, the result of (i) the total liabilities of Servicer on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Servicer's financial statements, plus (ii) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Servicer under any repurchase, refinance or other similar credit arrangements, plus (iii) to the extent not already included under GAAP, any “off balance sheet” repurchase, refinance or other similar credit arrangements, minus (iv) the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP, minus (v) the amount of any non-recourse debt, including any securitization debt, and, for the period of time from the Closing Date through and including October 31, 2013, minus (vi) Specified Liabilities.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement, the Derivative Agreement and the VF1 Note Purchase Agreement, each as amended, supplemented, restated or otherwise modified from time to time.

“Trigger Advance Rate” means, for any Class of the Series 2013-VF1 Notes, as of any date, the rate equal to the greater of (x) zero and (y) (1) 100% minus (2) the product of (a) one-twelfth of the Note Interest Rate as of such Date, plus the related Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date, it being understood that the first time for which the Trigger Advance Rate shall be calculated shall be the third Payment Date.

“Undrawn Fee Rate” means, with respect to each Class of the Series 2013-VF1 Variable Funding Notes held by the Committed Purchaser and for each Interest Accrual

Period, 0.50% per annum. For the avoidance of doubt, only the Committed Purchasers shall be paid Undrawn Fee Amounts as set forth in the Base Indenture.

“VF1 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of dated as of July 1, 2013, by and among the Issuer, BANA, as the Administrative Agent, and BANA, as the Committed Purchaser, that relates to the purchase of the Series 2013-VF1 Notes.

There are no “Other Advance Rate Reduction Events” or “Other Advance Rate Reduction Event Cure Periods” in respect of the Series 2013-VF1 Notes.

Section 3.    Forms of Series 2013-VF1 Notes.

The form of the Rule 144A Definitive Note and of the Regulation S Definitive Notes that may be used to evidence the Series 2013-VF1 Variable Funding Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-2 and A-4, respectively.
In addition to any provisions set forth in Section 6.5 of the Base Indenture, with respect to the Series 2013-VF1 Notes, the Noteholder of any Class of such Notes shall only transfer its beneficial interest therein to another potential investor in accordance with the applicable Note Purchase Agreement. The Indenture Trustee (in all of its capacities) shall not be responsible to monitor, and shall not have any liability, for any such transfers of beneficial interests of participation interests.
Section 4.    Series 2013-VF1 Reserve Account.

In accordance with the terms and provisions of this Section 4 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a Series Reserve Account (the “Series 2013-VF1 Reserve Account”) with respect to the Series 2013-VF1 Notes, which shall be an Eligible Account, for the benefit of the Series 2013-VF1 Noteholders.
Section 5.    Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2013-VF1 Notes, the Collateral Value shall be zero for any Receivable that:
(i)is attributable to any Designated Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Advance Ratio to be equal to or greater than 100.0%; provided, that this clause (i) shall not apply to any Receivable (x) that is (a) attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement or (b) a Loan-Level Receivable or (y) in respect of which ninety (90) days or fewer have passed since the Designation Date in respect of the related Designated Servicing Agreement;

(ii)is attributable to any Designated Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing

Agreement, would cause the related Market Value Ratio to exceed 25.0%; provided, that this clause (ii) shall not apply to any Receivable in respect of which ninety (90) days or fewer have passed since the Designation Date in respect of the related Designated Servicing Agreement;

(iii)is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements to exceed 1.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(iv)is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and Low Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and Low Threshold Servicing Agreements to exceed 4.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(v)is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement, a Low Threshold Servicing Agreement, or a Middle Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements to exceed 10.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(vi)is attributable to a Designated Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances outstanding with respect to that same Designated Servicing Agreement, would cause the total Receivable Balances attributable to such Designated Servicing Agreement to exceed 15.0% of the aggregate of the Receivable Balances of the Aggregate Receivables;

(vii)if on any date that is ninety (90) days after the Designation Date in respect of the related Designated Servicing Agreement, (a) if it is a Loan-Level Receivable, its Receivable Balance, when added to the aggregate Receivable Balances of all Receivables with respect to the related Mortgage Loan or REO Property, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 25.0% or (b) if it is a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, its Receivable Balance, when added to the aggregate Receivable Balances of all

Receivables related to the Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 25.0%.

(viii)is a Second-Lien Receivable unless the following criteria are satisfied:

(1)the related Servicing Agreement must have a General Collections Backstop;

(2)the related Servicing Agreement may not be a Small Threshold Servicing Agreement;

(3)the Advance to UPB Ratio in respect of the related Servicing Agreement must be less than 25%; and

(4)such Second-Lien Receivable, if made following the Designation Date for the related Designated Servicing Agreement, was not made when the related Mortgage Loan was more than sixty (60) days Delinquent; and

(5)the Receivables Balance of such Second-Lien Receivable when added to the aggregate Receivables Balances of all Second-Lien Receivables that are Facility Eligible Receivables and that satisfy the criteria in clauses (1), (2), (3) and (4) above would not cause the aggregate Receivables Balances related to Second-Lien Receivables to exceed 2.5% of the total Receivables Balances of all Facility Eligible Receivables included in the Trust Estate;

(ix)has a zero Advance Rate; or

(x)is a Loan-Level Receivable, to the extent that the related Receivable Balance of such Loan-Level Receivable, when added to the aggregate Receivable Balances of Loan-Level Receivables already outstanding with respect to all Mortgage Loans or REO Properties, causes the aggregate Receivable Balances of Loan-Level Receivables outstanding with respect to all Mortgage Loans or REO Properties to exceed 20.0% of the aggregate Receivable Balance of all Facility Eligible Receivables included in the Trust Estate.

For purposes of each of the foregoing, (i) if any Facility Eligible Receivable (or portion thereof) has a Collateral Value equal to zero pursuant to any Collateral Value exclusion test, the portion of the Receivables Balance thereof with a Collateral Value of zero shall be disregarded for all other purposes of this Section 5, in each case as determined by the Administrator in a manner that maximizes the Collateral Value and (ii) if any Facility Eligible Receivable has an Advance Rate of zero, such Facility Eligible Receivable shall be disregarded for all other purposes of this Section 5.

Section 6.    Payments; Note Balance Increases; Early Maturity; Other Advance Rate Reduction Events.

The Paying Agent shall make payments of interest on the Series 2013-VF1 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture and any payments of interest (including unrated interest amounts), Cumulative Interest Shortfall Amounts, Fees or Increased Costs allocated to the Series 2013-VF1 Notes shall be paid to the Class A-VF1 Variable Funding Notes. The Paying Agent shall make payments of principal on the Series 2013-VF1 Variable Funding Notes on each Interim Payment Date and each Payment Date in accordance with Sections 4.4 and 4.5, respectively, of the Base Indenture (at the option of the Issuer in the case of requests during the Revolving Period for the Series 2013-VF1 Variable Funding Notes). The Note Balance of each Class of the Series 2013-VF1 Variable Funding Notes may be increased from time to time on certain Funding Dates in accordance with the terms and provisions of Section 4.3 of the Base Indenture, but not in excess of the related Maximum VFN Principal Balance. The Paying Agent shall make payments of principal on the Series 2013-VF1 Variable Funding Notes on each Payment Date in accordance with Section 4 of the Base Indenture during any Target Amortization Period or any Full Amortization Period.
The parties hereto agree that the failure to pay any portion of any related Undrawn Fee Amount on any Payment Date shall constitute an Event of Default under Section 8.1(a)(i) of the Base Indenture.
Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least five (5) Business Days' prior written notice to the Administrative Agent and the Derivative Counterparty, redeem in whole or in part, and/or terminate and cause retirement of any of the Series 2013-VF1 Variable Funding Notes at any time using proceeds of issuance of new Notes.
The Series 2013-VF1 Notes are also subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture.
Any payments of principal allocated to the Series 2013-VF1 Notes during a Full Amortization Period shall be applied to the Class A-VF1 Variable Funding Notes, until their Note Balance has been reduced to zero.
The Administrative Agent further confirms that that the Series 2013-VF1 Notes issued on the Issuance Date pursuant to this Indenture Supplement shall be issued in the names of “Bank of America, N.A., solely in its capacity as Administrative Agent on behalf of Bank of America, N.A.,” as applicable, and the Administrative Agent hereby directs the Indenture Trustee to issue the Series 2013-VF1 Notes in the name of “Bank of America, N.A., solely in its capacity as Administrative Agent on behalf of Bank of America, N.A.,” as applicable. For the avoidance of doubt, the parties hereto hereby agree that, in accordance with the terms and provisions of the VF1 Note Purchase Agreement, the Administrative Agent shall act as agent of each Noteholder of a 2013-VF1 Note and shall determine the allocation of “Additional Note Balances” (as such term is defined in the VF1 Note Purchase Agreement) to be purchased by each such Noteholder.
For the avoidance of doubt, the failure pay any Target Amortization Amount when due, as described in the definition thereof, shall constitute an Event of Default.

There are no “Other Advance Rate Reduction Events” in respect of the Series 2013-VF1 Notes. If any Other Advance Rate Reduction Event in respect of any other Series of Notes is the same as any reduction event specified in clause (iv) of the definition of “Facility Early Amortization Event,” and the related Other Advance Rate Reduction Event Cure Period is shorter than the applicable grace period for the same event specified in clause (iv) of the definition of “Facility Early Amortization Event”, then solely for purposes of the Series 2013-VF1 Notes, the applicable grace period specified in clause (iv) of the definition of “Facility Early Amortization Event” shall be reduced to the Other Advance Rate Reduction Event Cure Period.
Section 7.    Extension of Expected Repayment Date.

The Administrator, on behalf of the Issuer, may request an extension of the Expected Repayment Date for any of the Series 2013-VF1 Variable Funding Notes at least fifteen (15) days prior to any Optional Extension Date. The Administrative Agent shall provide written notice of whether the Administrative Agent agrees to extend the Expected Repayment Date on such Optional Extension Date at least five (5) days prior to such Optional Extension Date. If the Administrative Agent provides written notice of its agreement to extend the Expected Repayment Date, the Expected Repayment Date will be extended on such Optional Extension Date such that, after giving effect to any such extension, the Expected Repayment Date will be 364 days after such Optional Extension Date. The Expected Repayment Date of the Series 2013-VF1 Variable Funding Notes cannot be extended past the Expected Repayment Date for any other Outstanding Series of Variable Funding Notes. For the avoidance of doubt, the Expected Repayment Date of the Series 2013-VF1 Variable Funding Notes shall be extended only by written notice from the Administrative Agent in accordance with this Section 7.
Section 8.    Determination of Note Interest Rate and LIBOR.

(a)At least one (1) Business Day prior to each Determination Date, the Administrator shall calculate the Note Interest Rate for the related Interest Accrual Period (in the case of the Series 2013-VF1 Variable Funding Notes using One Month LIBOR as determined by the Administrative Agent in accordance with Section 8(b) below) and the Interest Payment Amount for the Series 2013-VF1 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b)On each LIBOR Determination Date, the Administrative Agent will determine the arithmetic mean of the London Interbank Offered Rate (“LIBOR”) quotations for one-month Eurodollar deposits (“One-Month LIBOR”) for the succeeding Interest Accrual Period for the Series 2013-VF1 Notes on the basis of the Reference Banks' offered LIBOR quotations provided to the Calculation Agent as of 11:00 a.m. (London time) on such LIBOR Determination Date. As used herein with respect to a LIBOR Determination Date, “Reference Banks” means leading banks engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) whose quotations appear on the Bloomberg Screen US0001M Index Page for the LIBOR Determination Date in question and (iii) which have been designated as such by the Calculation Agent (after consultation with the Administrative Agent) and are able and willing to provide such quotations to the Calculation Agent for each LIBOR Determination Date; and “Bloomberg Screen US0001M Index Page” means the display designated as page US0001M Index Page on the Bloomberg Financial Markets Commodities News (or such other pages as may replace such page on that service for the purpose of displaying LIBOR quotations of major banks). If any Reference Bank should be removed from the Bloomberg Screen US0001M Index Page or in any other way fails to meet the qualifications of a Reference Bank, the Administrative Agent may, in its sole discretion, designate an alternative Reference Bank.

If, for any LIBOR Determination Date, two or more of the Reference Banks provide offered One-Month LIBOR quotations on the Bloomberg Screen US0001M Index Page, One-Month LIBOR for the next succeeding Interest Accrual Period for the Series 2013-VF1 Variable Funding Notes will be the arithmetic mean of such offered quotations (rounding such arithmetic mean if necessary to the nearest five decimal places).
If, for any LIBOR Determination Date, only one or none of the Reference Banks provides such offered One-Month LIBOR quotations for the next applicable Interest Accrual Period, One-Month LIBOR for the next Interest Accrual Period for the Series 2013-VF1 Notes will be the higher of (x) One-Month LIBOR as determined for the previous LIBOR Determination Date and (y) the Reserve Interest Rate. The “Reserve Interest Rate” on any date of determination will be the rate per annum that the Administrative Agent determines to be either (A) the arithmetic mean (rounding such arithmetic mean if necessary to the nearest five decimal places) of the one-month Eurodollar lending rate that New York City banks selected by the Administrative Agent are quoting, on the relevant LIBOR Determination Date, to the principal London offices of at least two leading banks in the London Interbank market or (B) in the event that the Administrative Agent is unable to determine such arithmetic mean, the lowest one-month Eurodollar lending rate that the New York City banks so selected by the Administrative Agent are quoting on such LIBOR Determination Date to leading European banks.
If, on any LIBOR Determination Date, the Administrative Agent is required but is unable to determine the Reserve Interest Rate in the manner provided in the preceding paragraph, One-Month LIBOR for the next applicable Interest Accrual Period will be One-Month LIBOR as determined for the previous LIBOR Determination Date.
Notwithstanding the foregoing, One-Month LIBOR for an Interest Accrual Period shall not be based on One-Month LIBOR for the previous Interest Accrual Period on the Series 2013-VF1 Notes for two consecutive LIBOR Determination Dates. If, under the priorities described above, One-Month LIBOR for an Interest Accrual Period on the Series 2013-VF1 Notes would be based on One-Month LIBOR for the previous LIBOR Determination Date for the second consecutive LIBOR Determination Date, the Administrative Agent shall select an alternative index (over which the Administrative Agent has no control) used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent third party, and this alternative index shall constitute One-Month LIBOR for all purposes under this Indenture Supplement in that event.
(c)The establishment of One-Month LIBOR by the Administrative Agent and the Administrator's subsequent calculation of the Note Interest Rate on the Series 2013-VF1 Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

Section 9.    Increased Costs.

(a)If any Regulatory Change or other requirement of any law, rule, regulation or order applicable to a Noteholder of a Series 2013-VF1 Variable Funding Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Noteholder with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof:

(1)shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2013-VF1 Variable Funding Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture Supplement) or change the basis of taxation of payments to such Noteholder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or credit extended or participated by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(3)shall have the effect of reducing the rate of return on such Noteholder's capital or on the capital of such Noteholder's holding company, if any, as a consequence of this Indenture Supplement, in the case of the Series 2013-VF1 Variable Funding Notes, the VF1 Note Purchase Agreement, or the Series 2013-VF1 Variable Funding Notes to a level below that which such Noteholder or such Noteholder's holding company could have achieved but for such Requirements of Law (other than any Regulatory Change, Requirement of Law, interpretation or application thereof, request or directive with respect to taxes) (taking into consideration such Noteholder's policies and the policies of such Noteholder's holding company with respect to capital adequacy); or

(4)shall impose on such Noteholder or the London interbank market any other condition, cost or expense (other than with respect to taxes) affecting this Indenture Supplement, in the case of the Series 2013-VF1 Variable Funding Notes, the VF1 Note Purchase Agreement or the Series 2013-VF1 Variable Funding Notes or any participation therein; or

(5)shall impose on such Noteholder any other condition;

and the result of any of the foregoing is to increase the cost to such Noteholder, by an amount which such Noteholder deems to be material, of continuing to hold its Series 2013-VF1 Variable Funding Note, of maintaining its obligations with respect thereto, or to reduce any amount due or owing hereunder in respect thereof, or to reduce the amount of any sum received or receivable by such Noteholder (whether of principal, interest or any other amount) or (in the case of any change in a Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Noteholder or any Person controlling such Noteholder with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any governmental or quasi-governmental authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Noteholder's or such controlling Person's capital as a consequence of its obligations as a Noteholder of a Variable Funding Note to a level below that which such Noteholder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Noteholder's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Noteholder to be material, then, in any such case, such Noteholder shall invoice the Administrator for such additional amount or amounts as calculated by such Noteholder in good faith as will compensate such Noteholder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Noteholder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(ii) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Costs Limit shall be payable to such Noteholder in accordance with Section 4.5(a)(1)(ix) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable.
(b)[Reserved].

(c)Increased Costs payable under this Section 9 shall be payable on a Payment Date only to the extent invoiced to the Indenture Trustee prior to the related Determination Date.

Section 10.    Series Reports.

(a)Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2013-VF1 Notes:
(i)the unpaid principal balance of the Mortgage Loans subject to any Small Threshold Servicing Agreement, Low Threshold Servicing Agreement and Middle Threshold Servicing Agreement;

(ii)the Advance Ratio for each Designated Servicing Agreement in respect of which more than ninety (90) days have passed since the related Designation Date, and whether the Advance Ratio for such Designated Servicing Agreement exceeds 100.0%;

(iii)the Market Value Ratio for each Designated Servicing Agreement in respect of which more than ninety (90) days have passed since the related Designation

Date, and whether the Market Value Ratio for such Designated Servicing Agreement exceeds 25.0%;

(iv)for each Small Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(v)for each Middle Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vi)for each Low Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vii)a list of each Target Amortization Event for the Series 2013-VF1 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date;

(viii)on any date that is ninety (90) days after the Designation Date in respect of the related Designated Servicing Agreement, the Mortgage Loan-Level Market Value Ratio for each Mortgage Loan related to a Loan-Level Receivable or a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, and if such Mortgage Loan-Level Market Value Ratio exceeds 25.0%;

(ix)whether any Receivable, or any portion of the Receivables, attributable to a Designated Servicing Agreement, has a Collateral Value of zero by virtue of the definition of “Collateral Value” or Section 5 of this Indenture Supplement;

(x)a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(xi)beginning after October 31, 2013, the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(xii)whether any Target Amortization Amount that has become due and payable has been paid;

(xiii)the Stressed Nonrecoverable Advance Amount for the upcoming Payment Date or Interim Payment Date; and

(xiv)the Trigger Advance Rate for each Class.

(b)Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c)Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (1) Tangible Net Worth, or (2) the occurrence of any of the events described in clauses  (ii), (iii), (v), (vi) or (vii) of the definition of “Target Amortization Event.”

Section 11.    Conditions Precedent Satisfied.
The Issuer hereby represents and warrants to the Noteholders of the Series 2013-VF1 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(b) and Article XII thereof and Section 12 hereof, as applicable, have been satisfied.
Section 12.    Representations and Warranties.
The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.
Section 13.    Amendments.

(a)Notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Derivative Counterparty, the Indenture Trustee, the Administrator, the Servicer, and the Administrative Agent, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer's Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; or (ii) to amend any other provision of this Indenture Supplement.

(b)Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 100% of the Series 2013-VF1 Variable Funding Notes, supplement, amend or revise any term or provision of this Indenture Supplement.

(c)No amendment to this Indenture Supplement shall be effective without the consent of the Derivative Counterparty.

Section 14.    Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
Section 15.    Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.
Section 16.    Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2013-VF1 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2013-VF1 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2013-VF1 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2013-VF1 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2013-VF1 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 16 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2013-VF1 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 16 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2013-VF1 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.
Section 17.    Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the

Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.
Section 18.    Derivative Agreement.

(a)Terms used in this Section 18 but not defined herein and quoted terms (or terms of substantially similar import, howsoever denominated) in this Section 18 have the meanings set forth in the Derivative Agreement.

(b)On or before the Issuance Date, the Issuer shall have entered into the Derivative Agreement with respect to the Series 2013-VF1 Variable Funding Notes. The Owner Trustee is hereby directed by the Issuer to execute and deliver such Derivative Agreement on behalf of the Issuer and to exercise the rights, perform the obligations and make the representations of the Issuer thereunder, solely in its capacity as Owner Trustee on behalf of the Issuer and not in its individual capacity. The Noteholders (by acceptance of their Notes) acknowledge and agree that (i) the Owner Trustee shall execute and deliver the Derivative Agreement on behalf of the Issuer, (ii) the Owner Trustee shall exercise the rights, perform the obligations and make the representations of the Issuer thereunder, solely in its capacity as Owner Trustee on behalf of the Issuer and not in its individual capacity and (iii) under no circumstances shall Wilmington Trust, National Association in its individual capacity be personally liable for the payment on any indebtedness or expense or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under the Derivative Agreement. Every provision of this Indenture Supplement relating to the conduct or affecting the liability of or affording protection to the Owner Trustee shall apply to the Owner Trustee's execution of the Derivative Agreement, and the performance of its duties and satisfaction of its obligations thereunder.

(c)The Derivative Counterparty shall have a long-term unsecured and unsubordinated debt rating from S&P at least equal to the S&P Trigger 1 Threshold or the S&P Trigger 2 Threshold, as applicable, pursuant to the Derivative Agreement. In addition, the Derivative Agreement entered into on the Closing Date, shall satisfy, in all respects, the “Counterparty Risk Framework Methodology And Assumptions,” published by S&P on November 29, 2012.

(d)The Indenture Trustee shall, prior to the effective date of the Derivative Agreement, establish a segregated trust account that shall be designated as a Derivative Account, at such financial institution as necessary to ensure that the Derivative Account is at all times an Eligible Account or a sub-account of an Eligible Account, in its name, as Indenture Trustee, bearing a designation clearly indicating that such account and all funds deposited therein are held for the exclusive benefit of the Noteholders, over which the Indenture Trustee shall have exclusive control and the sole right of withdrawal, and in which neither the Issuer nor any other Person shall have any legal or beneficial interest. In the absence of written direction from the Derivative Counterparty regarding investment of amounts credited to the Derivative Account, all amounts shall remain uninvested.

(e)    If the Derivative Counterparty is required to deliver collateral (herein, the “Posted Collateral”) to the Indenture Trustee under the Derivative Agreement to secure its obligations with respect to the Derivative Agreement, the Indenture Trustee shall establish a single, segregated non-interest bearing Eligible Account in the name of the Indenture Trustee, which shall be designated as the “Derivative Collateral Account”, which shall be held in trust for the benefit of the Derivative Counterparty and the Noteholders, over which the Indenture Trustee shall have exclusive control and the sole right of withdrawal, and in which no Person other than the Indenture Trustee and the Noteholders and the Derivative Counterparty shall have any legal or beneficial interest. Within one (1) Business Day of receipt of such Posted Collateral, the Indenture Trustee shall deliver written notice to the Issuer, the Administrative Agent and the Noteholders that Posted Collateral has been delivered. Such Derivative Collateral Account shall be a Trust Account. Such written notice shall include the Derivative Counterparty's calculations with respect to the Delivery Amount, the Return Amount and the Credit Support Amount to the extent such calculations are received by the Indenture Trustee. Upon a finding by the Administrative Agent that the Derivative Counterparty has not delivered adequate Posted Collateral as required under the Derivative Agreement, the Administrative Agent or the Administrator shall carry out the rights, remedies and obligations on behalf of the Secured Parties as set forth in the Derivative Agreement. In accordance with the Derivative Agreement, amounts credited to the Derivative Collateral Account shall be invested as permitted by the Derivative Agreement, as directed in writing by the Derivative Counterparty in the Derivative Agreement or otherwise. In the absence of written direction from the Derivative Counterparty regarding investment of amounts credited to the Derivative Collateral Account, all amounts shall remain uninvested. Income received on amounts credited to the Derivative Collateral Account shall be withdrawn from such account and paid to the Derivative Counterparty in accordance with the Derivative Agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Derivative Collateral Account shall be (i) for application to obligations of the Derivative Counterparty to the Issuer under the Derivative Agreement in accordance with the terms of the Derivative Agreement, (ii) income received on amounts credited to the Derivative Collateral Account in accordance with the Derivative Agreement and (iii) to return collateral to the Derivative Counterparty when and as required by the Derivative Agreement, which the Indenture Trustee shall return to the Derivative Counterparty in accordance with the Derivative Agreement.

(f)Derivative Proceeds shall be included in “Available Funds” for any of the Class A-VF1 Variable Funding Notes.

(g)Each Derivative Counterparty is a third-party beneficiary of this Indenture Supplement.

IN WITNESS WHEREOF, Nationstar Servicer Advance Receivables Trust 2013-BofA, as Issuer, Nationstar Mortgage LLC, as Administrator and as Servicer, Wells Fargo Bank, N.A., as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary, and Bank of America, N.A., as Administrative Agent, have caused this Indenture Supplement relating to the Series 2013-VF1 Notes, to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

NATIONSTAR SERVICER ADVANCE RECEIVABLES TRUST 2013-BOFA, as Issuer By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee
By: /s/ Rachel L. Simpson Name: Rachel L. Simpson Title: Assistant Vice President

[Nationstar Servicer Advance Receivables Trust 2013-BofA - Signature Page to 2013-VF1 Indenture Supplement]

NATIONSTAR MORTGAGE LLC, as Administrator and as Servicer
By:/s/ Amar Patel Name: Amar Patel Title: Executive Vice President

[Nationstar Servicer Advance Receivables Trust 2013-BofA - Signature Page to 2013-VF1 Indenture Supplement]

WELLS FARGO BANK, N.A., as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity
By: /s/ Graham M. Oglesby Name: Graham M. Oglesby Title: Vice President

[Nationstar Servicer Advance Receivables Trust 2013-BofA - Signature Page to 2013-VF1 Indenture Supplement]

BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Jing Isabel Liu Name: Jing Isabel Liu Title: Vice President

[Nationstar Servicer Advance Receivables Trust 2013-BofA - Signature Page to 2013-VF1 Indenture Supplement]

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